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News Release



FOR IMMEDIATE RELEASE:
----------------------


                 Select Medical Commences Previously Announced
                     Tender Offer for Intensiva HealthCare


Mechanicsburg, PA, Nov. 17, 1998--Select Medical Corporation announced today that a wholly owned subsidiary of Select has commenced its previously announced tender offer for all of the outstanding shares of common stock of Intensiva HealthCare Corporation (Nasdaq:IHCC), for $9.625 per share in cash.

The offer initially will expire at 12:00 midnight, New York City time, on December 15, 1998.

MacKenzie Partners, Inc. is the Information Agent for the offer. Copies of the offer documents can be requested from the Information Agent at 800/322-2885.

Intensiva HealthCare Corporation is a leading provider of highly specialized acute long-term care for critically ill or injured patients. Select Medical Corporation is a leading private acute long-term care hospital services company.

CONTACT: MacKenzie Partners, Inc.
-------  Bob Marese, 212/929-5500
                  -or-
         Select Medical Corporation
         Dennis L. Lehman, Senior Vice-President and Chief Financial Officer, 717/972-3814